EXHIBIT 10(L) Consulting and Marketing Agreement dated as of January 1, 1995 between Navtech Systems Support INC. and Ray English and Associates INC.


                       CONSULTING AND MARKETING AGREEMENT


            CONSULTING AND MARKETING AGREEMENT ("Agreement") made as of January 1st, 1995, between NAVTECH SYSTEMS SUPPORT INC., a company incorporated under the laws of the Province of Ontario, with offices at 550 Parkside Drive, Unit A1, Waterloo, Ontario N2L SV4 ("Support"), AND RAY ENGLISH & ASSOCIATES, INC., a company incorporated under the laws of the Province of Ontario, with offices at 550 Parkside Drive, Unit A2, Waterloo, Ontario, Canada N2L SV4 (the "Representative").

             Support desires to engage the Representative to perform certain consulting and marketing services, and the Representative desires to perform such services, on the terms and conditions hereinafter set forth.

             1. ENGAGEMENT: TERM

             1.1 Support hereby engages the Representative to perform, and the Representative hereby agrees to perform, certain consulting and marketing services on behalf of Support, on the terms and conditions of this Agreement, for a period commencing on the date hereof and ending at the close of business on the date set forth on Exhibit A attached hereto (the "Engagement Period"), unless terminated sooner as set forth in paragraph 8 hereof.

             2. DUTIES AND SERVICES

             2.1 During the Engagement Period, the Representative shall provide those certain consulting and marketing services to Support set forth on Exhibit B attached hereto (the "Services"). The Representative agrees to devote such time and effort, and assign such resources as set forth on Exhibit B, as is required to perform the Services hereunder. All Services required hereunder shall be performed to the best of the Representative's abilities and to Support's satisfaction, and shall be of the highest professional standards. In providing Services hereunder, the Representative shall be subject to the direction of the President of Support or his designee. The Representative acknowledges and agrees that its engagement hereunder is on a non-exclusive basis. Accordingly, Support may offer its services and products through its own employees and may engage and utilize other independent contractors to

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provide consulting and marketing services on its behalf.

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             3. COMPENSATION

             3.1 As sole compensation (the "Compensation") for the Representative's Services during the Engagement Period and in consideration of the Representative's representations, warranties and covenants herein, Support shall pay to the Representative a certain sum in accordance with the Compensation schedule set forth on Exhibit C attached hereto, subject to the provisions of this paragraph 3.

             3.2 In the event that any of the Compensation involves the payment of a commission ("Commission") to the Representative, such Commission shall be based on "Representative-Marketing Net Receipts" to Support, which term shall mean monies actually received by Support from customers from the provision of services or the licensing of technology, provided that such services or licensing agreement or arrangement with Support (the "Business Agreement") resulted solely and directly from the Representative's marketing efforts performed on or after the date hereof on behalf of Support.

             3.3 In the event that any of the Compensation involves the payment of a finder's fee ("Finder's Fee") to the Representative, such Finder's Fee shall be based on "Representative-Introduction Net Receipts" to Support, which term shall mean monies actually received by Support from customers from the provision of services or the licensing of technology, provided that Support's initial business meeting with the customer (the "Initial Business Meeting") resulted solely and directly from the Representative's efforts performed on or after the date hereof on behalf of Support.

             3.4 For purposes hereof, "Representative-Marketing Net Receipts" and "Representative-Introduction Net Receipts" shall be referred to collectively as "Representative-Initiated Net Receipts". "Representative-Initiated Net Receipts" shall be net of all charges incidental to the provision of services or the licensing of technology, including, without limitation, discounts, returns, claims, allowances, taxes (other than income taxes), telecommunications equipment, computer hardware, line and usage charges, shipping and insurance charges and travel expenses associated with contract performance, if any. No amounts payable to Support pursuant to Business Agreements in place on or prior to the date hereof shall be included within "Representative-Initiated Net Receipts". In addition, (a) no Commissions shall be payable under this Agreement with respect to a particular

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customer unless the Business Agreement is entered into during the Engagement
Period, (b) no Finder's Fee shall be payable under this Agreement with respect to a particular customer unless the Initial Business Meeting is held, and the Business Agreement is entered into, during the Engagement Period and (c) no Finder's Fee shall be payable under this Agreement with respect to a particular customer if a Commission is payable with respect thereto.

             3.5 Commissions and Finder's Fees shall be payable on or before the last day of the month following the month in which Support receives payment from its customer. If any service fee or licensing royalty becomes subject to price renegotiation, the Commission and Finder's Fee will be based upon the final renegotiated price, and Support and the Representative agree that any adjustment of the Commission or Finder's Fee earned shall be made within sixty
(60) days of the final renegotiated price determination, whether or not the Commission or Finder's Fee was previously paid or this Agreement terminates prior to the final renegotiated price determination. Support shall furnish the Representative with a statement showing the computation of Commissions and Finder's Fees paid at the time of payment of each month's Commission and Finder's Fee.

             3.6 Support shall have the right to offset certain obligations of the Representative to Support against Compensation otherwise payable to the Representative hereunder, as set forth on Exhibit C.

             3.7 Notwithstanding the foregoing, in the event, as of any Compensation payment date, there is then payable by the Representative to Support any amount relating to any obligation other than those referred to in paragraph 3.6 hereof, Support shall have the right to offset against any Compensation otherwise pavable to the Representative the amount of such obligation.

             3.8 Nothing contained herein shall require Support to consent or agree to any particular transaction with any existing or potential customer and Support shall have the right, in its sole discretion, to reject any and all proposals and transactions, and to refuse to initially meet with or negotiate, and/or terminate discussions or negotiations, at any time regardless of the terms thereof. In such event, the Representative shall not be entitled to any Commission or Finder's Fee with regard to the proposed transaction.

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             4. REPRESENTATIONS AND WARRANTIES_OF THE REPRESENTATIVE

             4.1 The Representative represents and warrants to Support that (a) the Representative has received all corporate authorizations and other authorizations, permits and licenses necessary to enter into this Agreement and perform its duties and obligations hereunder, (b) each employee furnished by the Representative hereunder shall be qualified to perform the Services specified herein, (c) all Services performed by the Representative under this Agreement shall be perforrned in a professional and highly skilled manner and (d) no employees of the Representative are under any physical or mental disability that would hinder their performance under this Agreement. In addition, the Representative hereby represents and warrants to Support that neither the execution of this Agreement nor its performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under. the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Representative or any of its employees is a party, or by which any of them may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Representative or any employee.

             4.2 In the event of a breach of paragraph 4.1, in addition to Support's right to terminate this Agreement, the Representative shall indemnify Support and hold it harmless from and against any and all claims, losses, liabilities and expenses (including legal fees) incurred or suffered in connection with or as a result of Support's entering into this Agreement or engaging the Representative hereunder.

             4.3 Support represents and warrants to the Representative that neither the execution of this Agreement nor its performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which Support is a party, or by which it is bound or (b) violate any order, judgment, writ, injunction or decree applicable to Support.

             4.4 In the event of a breach of paragraph 4.3, in addition to the Representative's right to terminate this Agreement, Support shall indemnify the Representative and hold it harmless from and against any and all claims, losses, liabilities and expenses (including legal fees) incurred or suffered in connection with or as a result of the Representative entering into this Agreement.

             5. OUALIFICATIONS OF REPRESENTATIVE'S EMPLOYEES

             5.1 (a) At no cost to Support, the Representative will recruit, interview, test, select, hire and train its employees assigned to perform Services for Support. The Representative shall have the sole responsibility with regard to the counseling, discipline, review, evaluation, determination of payroll rates, and termination of employment of its employees assigned pursuant to this Agreement.

                    (b) Notwithstanding the foregoing, Support shall have the right to review the qualifications of the Representative's employees who are assigned to perform the Services hereunder. In addition, Support shall have the right to reject or release, without charge, in its sole discretion, at any time during this Agreement, any employee of the Representative assigned to provide Services, either by an initial screening of qualifications or for performance considered unsatisfactory by Support. Where an employee of the Representative is rejected or released by Support, the Representative agrees to replace the employee without interruption in Service to Support. Upon notice of rejection or release of an employee of the Representative, Support shall no longer be responsible to the Representative for further Services of that employee. An employee of the Representative who was rejected or released by Support will not be assigned by the Representative to provide another aspect of the Services for Support without the prior written consent of Support. Neither the reservation to, nor the exercise of, the aforementioned rights by Support will create an employer-employee relationship between the Representative's employees and Support. The Representative agrees that, once an employee has commenced work on an assignment, that employee will not be removed from the assignment without the prior written consent of Support (such consent not to be unreasonably withheld), except in the case in which the employee is removed from an assignment because of the termination of his employment with the Representative.

             6. RESTRICTIVE COVENANT

             6.1 In consideration for the Compensation to be received hereunder by the Representative and in view of (a) the unique and valuable services it is expected that the Representative will render and (b) the knowledge of the Representative and the Key Employee (as identified on Exhibit D) of the business, services, customers, trade secrets, and other proprietary information relating to the business of Support, and its customers and suppliers, that it is expected the Representative and the Key Employee will obtain, the Representative and the Key Employee, respectively, agree that neither it nor he will, during the Engagement Period, or if this Agreement is terminated prior to the expiration date thereof for any reason, for a period of one (1) year thereafter, without the prior written approval of Support, directly or indirectly, anywhere in the world, whether individually or as a principal, officer, employee, partner, director, representative or agent of or consultant for any entity, do any of the following:

             (i) engage or participate in the ownership, management, operation or control of, or otherwise be connected with, a business which is similar to or competitive with, directly or indirectly, that engaged in by Support at any time during the Engagement Period and shall not make any investments in any such similar or competitive entity (except that the foregoing shall not restrict the Representative from owning not more than five percent (5%) of the outstanding Common Stock of any corporation, the Common Stock of which is listed on a national securities exchange or NASDAQ);

             (ii) cause or seek to persuade any director, officer, employee, customer, subscriber, account, agent or supplier of Support to discontinue the status, employment or relationship of such person or entity with Support, or to become employed in any activity similar to or competitive with the activities of Support;

             (iii) cause or seek to persuade any prospective customer, subscriber or account of Support to determine not to enter into a business relationship with Company;

             (iv) hire or retain any director, officer or employee of Support;
or

     (v) solicit or cause or authorize to be solicited, for or on behalf of it or he or any third party, any business which is competitive, directly or indirectly, with Support from (a) others who are, at any time during the

Engagement Period, customers, subscribers or accounts of Support, or (b) any prospective customer, subscriber or account of Support which at the date of expiration or termination of the Engagement Period was then actively being solicited by Support.

             6.2 (a) The Representative represents that it has been informed that it is the policy of Support to maintain as secret all confidential information relating to Support, including, without limitation, any and all knowledge or information with respect to secret or confidential methods, processes, plans, materials, customer lists or data, or with respect to any other confidential or secret aspect of Support's activities, and further acknowledges that such confidential information is of great value to Support. The Representative recognizes that, by reason of its engagement by Support, it has acquired and will acquire confidential information as aforesaid. The Representative confirms that it is reasonably necessary to protect Support's goodwill, and, accordingly, hereby agrees that it will not, directly or indirectly (except where authorized by the Board of Directors of Support for the benefit of Support), at any time during the term of this Agreement or thereafter divulge to any person, firm or other entity, or use, or cause or authorize any person, firm or other entity to use, any such confidential information.

             (b) The Representative agrees that it will not, at any time, remove from Support's premises any drawings, notebooks, data or other confidential information relating to the business and procedures heretofore or hereafter acquired, developed and/or used by Support, except where necessary in the fulfillment of its duties hereunder.

             (c) The Representative agrees that, upon the expiration or termination of this Agreement for any reason whatsoever, it shall promptly deliver to Support any and all drawings, notebooks, data and other documents and material, including all copies thereof, in its possession or under its control relating to any confidential information or discoveries, or which is otherwise the property of Support.

             (d) For purposes hereof, the term "confidential information" shall mean all information given to the Representative, directly or indirectly, by Support and all other inforrnation relating to Support otherwise acquired by the Representative during the course of its engagement by Support, other than information which (i) was in the public domain at the time furnished to, or acquired by, the Representative, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Representative or others in violation of an agreement of confidentiality or nondisclosure.

             6.3 For purposes of this Paragraph 6, the term "Support" shall mean and include any and all subsidiaries, parents and affiliated entities of Support in existence from time to time (collectively, "Affiliates") including, without limitation1 Compuflight, Inc. and all subsidiaries, parents and affiliated entities of Compuflight, Inc. in existence from time to time.

             7. INDEPENDENT CONTRACTOR: INDERNNIFICATION

             7.1 The Representative shall perform the specifled Services as an independent representative, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, or employment relationship between Support and the Representative or between Support and the employees of the Representative. Without express written authorization from Support, the Representative shall not take any action or permit any action to be taken on its behalf which purports to be done in the name of or on behalf of Support and shall have no power or authority to bind Support or to assume or create any obligation or responsibility, express or implied, on Support's behalf or in its name, nor shall the Representative represent to anyone that it has such power or authority. Neither the Representative nor any of its employees shall, in any sense, be considered employees of Support, nor shall the Representative or any of its employees be eligible or entitled to any benefits, perquisites or privileges given or extended to Support's employees. No oral representations by employees of Support shall have the effect of overriding this Agreement.

             7.2 The Representative shall make provision for the payment of those employees who provide Services to Support and will provide for the maintaining of all necessary payroll and personnel records, the computation of wages, and the withholding of applicable taxes and any other payments required by law for such employees.

             7.3 The Representative agrees to indemnify and hold harmless Support and its officers, directors and employees from and against any and all claims, losses, liabilities, expenses and costs (including, without limitation, legal fees) which they or any of them may suffer or become liable for as a result of, or in connection with, any representation, express or implied, of the Representative that it has any authority to bind Support to any agreement or obligation with any third party or which arise by reason of the Representative or its employees being considered agents, representatives or employees of Support, including liability for notice of termination or severance pay, statutory or otherwise. If a competent governmental authority should assert that Support is responsible for making any source deductions for employees of the Representative, then Support shall be entitled to commence making any source deductions from any amounts then payable by Support to the Representative hereunder. Further, if a competent governmental authority asserts that Support is retroactively responsible for any of such deductions or other payments that should have been made but were not made, Support shall be entitled to make such payments retroactively and to deduct an amount equal to such payments, together with any and all costs and expenses (including, without limitation, legal fees) incurred by Support related to such assertions or deductions, from any amounts then payable by Support to the Representative hereunder. To the extent that such amounts are not recoverable by Support by way of set-off as aforesaid, the Representative will promptly indemnify Support for such amounts following receipt of written demand for the same from Support.

             7.4 The provisions of this Paragraph 7 shall apply to Support's Affiliates in the same manner as they apply to Support.

             8. TERMINATION

             8.1 Notwithstanding anything herein contained, at any time prior to the end of the Engagement Period, Support shall have the right to immediately terminate this Agreement for "cause". As used in this Agreement, "cause" shall include, but not necessarily be limited to, (a) the Representative's commission of any act in the performance of its duties constituting common law fraud, a felony or other gross malfeasance of duty, (b) any material misrepresentation or breach of any covenant on the Representative's part herein set forth, (c) the Representative's engagement in misconduct which is materially injurious to Support or its Affiliates, (d) the dissolution, termination of existence, discontinuance of business, insolvency or business failure of the Representative, the appointment of a receiver of any part of the Representative's property, an assignment for the benefit of the Representative's creditors or the commencement of any proceedings under any bankruptcy, reorganization or arrangement laws by or against the Representative, (e) the death of the Key Employee, (f) the cessation of employment of the Key Employee with the Representative, (g) the mental or physical incapacity of the Key Employee to provide Services on behalf of the Representative for a continuous period of six (6) months or for at least one hundred fifty (150) business days during any one (1) year period, or (h) Representative-Initiated Net Receipts for the initial or any successive twelve
(12) month period of this Agreement ("Contract Year") do not exceed the amount set forth on Exhibit E attached hereto.

             9. INJUNCTIVE RELIEF

             9.1 The Representative acknowledges and agrees that, in the event it shall violate any of the restrictions of Paragraph 6 or 7 hereof, Support will be without an adequate remedy at law. and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity. No bond or other security shall be required to be posted by Support in connection therewith.

             10. NOTICES

             10.1 Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certifled or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or telecopier to each party at its address set forth above, or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 10.

             11. GOVERNING LAW

             11.1 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Province of Ontario applicable to agreements made and to be performed entirely in Ontario.

             12. WAIVER OF BREACH: PARTIAL INVALIDITY

             12.1 The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this

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Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

             13. THIRD PARTY BENEFICIARIES

             13.1 All Affiliates of Support, including, without limitation, Compuflight, are intended third party beneficiaries of this Agreement.

             14. ENTIRE AGREEMENT

             14.1 This Agreement and the exhibits hereto constitute the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the matters covered by this Agreement. This Agreement may be amended only by a writing executed by the parties hereto.

             15. BINDING AGREEMENT: NO ASSIGNMENT

             15.1 This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto; provided, however, that the obligations of tbe Representative under this Agreement shall not be delegated without the prior written consent of Support.

             16. CANADIAN DOLLARS

             16.1 Except as expressly set forth herein or in an exhibit hereto, all dollar amounts expressed herein are Canadian dollars.

             17. COUNTERPARTS

             17.1 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

             18. FACSIMILE SIGNATURES

             18.1 Signatures transmitted by facsimile transmission shall be deemed original signatures.

             19. HEADINGS

             19.1 The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

             IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NAVTECH SYSTEMS SUPPORT INC.

By: /s/ Kennith M. Snyder
-------------------------





RAY ENGLISH & ASSOCIATES, INC.

By: /s/ R. F. English
---------------------
Raymond F. English, President


AS TO PARAGRAPH 6 ONLY

/s/ R. F. English
-----------------

RAYMOND F. ENGLISH , Individually



Witnessed

/s/ Dennis L. Metherell
-----------------------
Secretary

                                    EXHIBIT A



The fifth anniversary of the date of the Agreement.

                                    EXHIBIT B

       1. DESCRIPTION OF SERVICES.

          During the Engagement Period, the Representative shall perform the following consulting and marketing Services for Support and, at the request of Support, for Compuflight, Inc. and the respective subsidiaries, parents and affiliates of Support and Compuflight (collectively "Affiliates"):

          (a) Developing and implementing a marketing program for the services and products of Support, Compuflight and Affiliates to customers and potential customers, including, without limitation, Delta Airlines ("Delta"), Federal Express ("Federal") and Transquest.

          (b) Making introductions to, or otherwise initiating and expanding service, licensing and sales relationships with, new customers and existing customers, respectively;

          (c) Other consulting and marketing services as requested by Support, Compuflight or Affiliates. Without limiting the generality of the foregoing, during period from June 1st 1995 through August 31st 1995, the Representative shall provide the following specific services with regard to Delta, Federal and Transquest (the "Initial Services"):

          (a) Assess the current business situation with Delta and Transquest as regards Nextplan.

          (b) Perform a total account review for Phase One and establish ground rules for Phase Two.

          (c) Establish account management presence in Delta.

          (d) Assess and develop a proposal for the joint marketing of Support services with Delta for the Contract Carrier Program.

          (e) Identify new business opportunities in the Transquest project.

          (f) Enhance the reputation of Support with Transquest.

          (g) Prepare a business plan for the purpose of relationship management with Delta/Transquest.

          (h) Prepare a sales plan for Federal and develop a partnering relationship with SSDS.

          (i) Outline the structure for a consultive selling organization.

          (j) Test the concept of consultive selling.

          (k) Obtain Delta's commitment to Support to add three to five Support employees to the Nextplan contract.

       2. PROVISION OF SERVICES.

          (a) In generally rendering Services under the Agreement, the Representative shall provide the services of Raymond F. English ("English") and any other employees of the Representative approved in writing by Support; provided, however, that, in rendering the Initial Services, the Representative shall provide the services of an account manager approved in writing by Support (the "Account Manager").

          (b) Prior to each instance of initiating contact with an existing or potential new customer of Support (other than Delta, Federal or Transquest), the Representative shall obtain Support's written approval therefor.

          (c) The Representative shall provide at least twenty (20) hours of Services per week hereunder.

          (d) The Representative shall provide the Services of an Account Manager for a minimum of twenty (20) hours of service per week during the Initial Services Period.


       3. STATUS REPORTS/MEETINGS.

During the Engagement Period, the Representative shall provide to the President of Support or his designee status reports and time sheets at least once every week detailing the Services provided under the Agreement. In addition, English, on behalf of the Representative, shall meet with the President of Support or his designee on a weekly basis with regard thereto.



       4. NATURE OF SERVICES TO COMPUFLIGHT AND ITS AFFILIATES.

In the event the Representative provides Services to Compuflight or Affiliates hereunder, the nature and mode of such Services shall be, unless otherwise directed by Support, the same as that provided to Support hereunder.

                                    EXHIBIT C

       1. FEE COMPENSATION.

          (a) BASE MONTHLY FEE. In consideration of the provision of Services under and in accordance with the terms and conditions of the Agreement, including Exhibit B thereto, the Representative shall be entitled to receive a base fee of Eleven Thousand Dollars ($11,000 US) per month (the "Base Monthly Fee").

          (b) ADDITIONAL MONTHLY FEE. In addition to the Base Monthly Fee, in consideration of the provision of the Initial Services in accordance with the terms and conditions of the Agreement, including Exhibit B thereto, during the Initial Services Period, the Representative shall be entitled to receive an additional fee of Four Thousand United States Dollars (US$4,000) per month.

       2. COMMISSIONS. In addition to the Compensation described in Paragraph 1 of this Exhibit C, the Representative shall be entitled to receive a Commission equal to:

          (a) ten percent (10%) of Representative-Marketing Net Receipts collected by Support from the licensing of technology to a particular customer pursuant to a Business Agreement; and

          (b) Ten percent (10%) of Representative-Marketing Net Receipts collected by Support from the provision of services to a particular customer pursuant to a Business Agreement.

       3. FINDERS FEES. In addition to the Compensation described in Paragraph 1 of this Exhibit C, the Representative shall be entitled to receive a Finder's Fee equal to two percent (2%) of Representative-Introduction Net Receipts collected by Support from the licensing of technology or provision of services to a particular customer pursuant to a Business Agreement.

       4. OFFSETS FOR DEBTS AND OBLIGATIONS TO SUPPORT.

          (a) Support shall have the right to offset the sum of three Thousand Five Hundred Dollars ($3,500) per month against any Compensation otherwise payable under the Agreement as a payment of amounts due under and pursuant to the terms of that Promissory Note, dated July 15, 1995, in the principal amount as stated in the promissory note issued by the Representative to Support (the "Note").

          (b) In addition thereto, Support shall have the right to offset amounts equal to the following percentages of any Commissions and/or Finder's Fees otherwise due under this Exhibit C against any Compensation otherwise payable under the Agreement as a payment of amounts due under and pursuant to the terms of the Note:

       AMOUNT OF COMMISSIONS                 PERCENTAGE

       AND/OR FINDER'S FEES                  SUBJECT TO OFFSET

       Initial Ten Thousand Dollars          Fifteen percent (15%)
       ($10,000) per Contract Year



       Next Ten Thousand Dollars             Twenty percent (20%)
       ($10,000) per Contract Year



       Excess over Twenty Thousand Dollars   Twenty-fivepercent (25%)
       ($20,000) per Contract Year



          (c) In the event of a default under the Note, Support shall have the right to offset any or all of the amounts due thereunder against any and all Compensation otherwise payable under the Agreement.

                                    EXHIBIT D



KEY EMPLOYEE

Raymond F. English

                                    EXHIBIT E


One Hundred Thirty-Two Thousand Dollars ($132,000)